Exhibit 1
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13D

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)

ADMINISTRADORA DE FONDOS DE PENSIONES PROVIDA S.A.

(Name of Issuer)

COMMON STOCK $0.00 PAR VALUE

(Title of Class of Securities)

00709P108
(American Depositary Shares, each representing 1 Share of Common Stock)

(CUSIP Number)

BANCO BILBAO VIZCAYA, S.A.
Plaza de San Nicolás 4 48005 Bilbao, Spain 011-3494-374-6223

(Name, Address and Telephone Number of Person Filing Statement)

RAYMOND SURGUY (Authorized Representative of Banco Bilbao Vizcaya, S.A.) 116 E. 55th Street New York, N Y 10022 Tel. No.: (212) 826-1320

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

May 13, 1999

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box: [ ].

(Continued on following pages)

Schedule 13D

CUSIP No. 00709P108 (American Depository Shares)	13D	Page 2 of 5 Pages

1	NAME OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY) BANCO BILBAO VIZCAYA, S.A.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	SOURCE OF FUNDS 00
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEM 2(d) or 2(e) ☐
6	CITIZENSHIP OR PLACE OF ORGANIZATION KINGDOM OF SPAIN
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER 7,156,794 (See Item 5(b))
	8	SHARED VOTING POWER
	9	SOLE DISPOSITIVE POWER 7,156,794 (See Item 5(b))
	10	SHARED DISPOSITIVE POWER
11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,156,794 (See Item 5(b))
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES ☐
13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 41.17%
14	TYPE OF REPORTING PERSON BK

Item 1. Security and Issuer.

     The equity securities to which this statement relates are the Ordinary Shares of Common Stock, $0.00 par value per share (the “Shares”) of Administradora de Fondos de Pensiones Provida S.A. (“Provida”) a pension fund administrator operating in the Republic of Chile. The Shares trade on the Santiago Stock Exchange, the Valparaiso Stock Exchange, the Chilean Electronic Stock Exchange and also trade in the United States on the New York Stock Exchange in the form of American Depositary Shares (“ADS”s), each of which represents one Share. The principal executive offices of Provida are located at Avenida Pedro de Valdivia 100, Santiago, Chile.

     In this Schedule 13D (including the exhibits attached hereto), references to “$” or “US$” are to United States dollars, “Ch$” are to Chilean pesos, “Ptas” are to Spanish pesetas and “UF” are to Unidades de Fomento (an inflation-indexed Chilean monetary unit with a value in Chilean pesos that changes daily to reflect changes in the official Consumer Price Index of the Chilean Institute of Statistics of the previous month).

Item 2. Identity and Background.

     The name of the person filing this statement is Banco Bilbao Vizcaya, S.A., a Spanish corporation (“BBV”).

     The address of the registered office of BBV is Plaza de San Nicolás 4, 48005 Bilbao, Spain. The principal executive offices of BBV are Paseo de la Castellana 81, Madrid, Spain and Gran Vía 1, Bilbao, Spain. The name, business address, present principal occupation or employment, and citizenship of each director and executive officer of BBV is set forth on Schedule A attached hereto.

     BBV is a leading financial institution in Spain which provides a wide range of banking, financial and related activities in Spain as well as over thirty other countries in which it has offices or subsidiaries. BBV’s primary businesses are retail banking, wholesale banking, private banking, market activities and diversification activities. The domestic retail banking business, which accounted for approximately 30% of BBV’s total assets in 1998, is conducted through BBV and its domestic subsidiary banks which provide a full range of banking and related financial services to individuals and small- and medium-sized businesses in Spain. Other banking functions include lease and specialized financing, trade financing, factoring, securities trading, securities brokerage, mortgage and consumer financing, venture capital and real estate development and management.

     During the last five years, neither BBV, nor any other person controlling BBV nor, to the best of its knowledge, any of the persons listed on Schedule A attached hereto, has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of Funds or Other Consideration.

     The consideration used by BBV in connection with the acquisition consists of newly issued ordinary shares of Common Stock of BBV. See “Exhibit I—Consideration to be Paid by BBV; Final Price” attached hereto which is incorporated by reference.

Item 4. Purpose of Transaction.

     BBV’s acquisition of an interest in Provida supports its overall international growth strategy in the pension fund administration industry.

     Upon consummation of the transaction, BBV will seek a controlling presence on the board of directors of Provida. Although BBV expects that Provida’s management will stay in place, individual changes may occur.

     BBV intends to review from time to time its business affairs and financial position. Based on such evaluation and review, as well as general economic and industry conditions existing at the time, BBV may consider from time to time alternative courses of action. Subject to any necessary compliance with applicable law, such actions may involve dispositions or additional acquisitions of Shares in the open market, in privately negotiated transactions, through a public offering or otherwise.

     Except as set forth above, none of BBV, any person controlling BBV, or to the best its knowledge, any of the persons named in Schedule A has any plan or proposals which relate to or would result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

Item 5. Interest in Securities of the Issuer.

(a)	Upon consummation of the transaction described in Items 4 and 6, BBV will purchase and, for purposes of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended, will beneficially own a total of 7,156,794 Shares, representing approximately 41.17% of the outstanding equity of Provida.

Except as set forth in this Item 5(a), neither BBV, nor any other person controlling BBV, nor, to the best of its knowledge, any persons named in Schedule A hereto, beneficially owns any Shares.

(b)	Upon consummation of the transaction described in Items 4 and 6, BBV will have the sole power to vote and to dispose of 7,156,794 Shares.

(c)	Neither BBV, nor, to the best of its knowledge, any persons named in Item 2 above, has effected, during the 60 days preceding the date of this Schedule 13D, any transaction in any class of capital stock of Provida.

(d)	Not applicable.

(e)	Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     On May 13, 1999 BBV entered into an agreement with Corp Group International Ltd. (“CG International”) and Natcan Holdings International Ltd. (“Natcan”) (collectively, the “Selling Shareholders”) for the indirect acquisition of 7,156,794 Shares (the “Agreement”). The transaction consists of the sale by the Selling Shareholders and the acquisition by BBV of 100% of the capital stock of Corp Group Pensions Ltd (“CGP”) who owns 99.99% of Rec Pensiones S.A. (“Rec Pensiones”), who owns 88.04% of Corpgroup Pensiones Chile S.A. (“Pensiones Chile”; collectively, CGP. Rec Pensiones and Pensiones Chile to be referred to as the “Holding Companies”), who in turn directly owns 41.17% of the outstanding capital stock of Provida.

     Consummation of the transaction is subject to certain conditions and is expected to occur within 50 calendar days after the date of the Agreement (the “Closing”). Subject to certain adjustments to be determined prior to Closing, the consideration to be paid by BBV for the Shares—which consists of newly issued shares of BBV common stock- is equivalent to approximately US$265 million.

     The summary contained in this Schedule 13D of certain provisions of the Agreement is qualified in its entirety by reference to the English language summary of certain provisions of the Agreement attached as Exhibit I hereto and incorporated herein by reference.

     Except for the Agreement, to the best knowledge of BBV, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between BBV and Provida or any other person with respect to any securities of Provida, including, but not limited to, transfer or voting of any of the securities, finder’s fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or loss, or the giving or withholding of proxies.

Item 7. Material to be Filed as Exhibits.

The following exhibit has been attached hereto:

Exhibit I:	English Summary of certain principal terms of the Agreement dated May 13, 1999 among Banco Bilbao Vizcaya, Corp Group International Ltd. and Natcan Holdings International Ltd.

SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: May 21, 1999
Banco Bilbao Vizcaya, S.A.
By:	/s/ Josune Basabe

	Name:	Josune Basabe
	Title:	Authorized Representative of
Banco Bilbao Vizcaya, S.A.

Schedule A

DIRECTORS AND EXECUTIVE OFFICERS OF
BANCO BILBAO VIZCAYA, S.A.

     The name and present principal occupation or employment of each of the directors and executive officers of Banco Bilbao Vizcaya, S.A. are set forth below. All of the Directors and Executive Officers are citizens of Spain. The registered business address of each of the persons listed below is Plaza de San Nicolas 4, 48005 Bilbao, Spain.

Director’s Name	Principal Occupation

Emilio de Ybarra y Churruca	Executive Chairman (1990); Vice Chairman
(1986); Chief Executive (1976); Director (1971)

Gervasio Collar Zabaleta	Vice Chairman (1995); Director (1976)

José Domingo Ampuero Osma	Vice Chairman (1995); Director (1985)

Pedro Luis Uriarte Santamarina	Vice Chairman (1998), Chief Executive (1994);
Director (1990)

José Angel Sánchez Asiaín	Director (1970)

Eduardo Aguirre Alonso-Allende	Director (1981)

Ramon de Icaza y Zabálburu	Director (1963)

Fernando de Ybarra y López-Dóriga	Director (1975)

Francisco Javier Aresti Victoria de Lecea	Director (1983)

Luis Lezama-Leguizamón Dolagaray	Director (1986)

Andrés Vilarino Maura	Director (1987)

Luis María de Ybarra y Zubiría	Director (1988)

Ricardo Muguruza Garteizgogeascoa	Director (1988)

Plácido Arango Arias	Director (1990)

Juan Entrecanales de Azcárate	Director (1990)

José Lladó Fernandez-Urrutia	Director (1990)

Juan Urrutia Elejalde	Director (1990)

Alfonso Cortina Alcocer	Director (1995)

José Maria Concejo Alvarez	Secretary

A-1

Executive Officers (who are not directors)

Name	Principal Occupation

Luis Javier Bastida Ibargüen	General Manager

José Ramon Guerediaga Mendiola	General Manager

Juan Palacios Raufast	General Manager

Gonzalo Terreros Ceballos	General Manager

Javier Echenique Landiríbar	General Manager

José Ignacio Goirigolzarri Tellaeche	General Manager

José Luis Carranza Ortiz	General Manager

José Fonollosa Garcia	General Manager

José Pérez Fernández	General Manager

José María Abril Pérez	General Manager

Mario Fernández Pelaz	General Manager

Miguel Navas Moreno	General Manager

A-2